EXHIBIT 5.1

Atlanta Office
direct dial: (404) 572- 6600
www.pgfm.com

April 7, 2004

World Airways, Inc.
The HLH Building
101 World Drive
Peachtree City, Georgia 30269

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to World Airways, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (“Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for resale of (i) warrants (the “Warrants”) to purchase an aggregate amount of 2,378,223 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), issued to the Air Transportation and Stabilization Board (the “ATSB”) on December 30, 2003, and (ii) the shares of Common Stock which may be acquired upon the exercise of the Warrants (the “Warrant Shares”), pursuant to the Warrants.

     We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization for issuance of the Warrants and the Warrant Shares as we have deemed necessary or advisable.

     In all such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinions, we have relied upon certificates or representations of Company officials and of appropriate state, local and federal officials.

     This opinion is limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal laws of the United States, and we do not express any opinions herein concerning any other law. While our Firm does not maintain an office or an active practice in the State of New York, members of our Firm are admitted to the Bar of the State of New York, and have reviewed this opinion letter.

World Airways, Inc.
April 7, 2004

     In connection with the opinions expressed below, we have assumed, with your permission, and without independent inquiry, that (a) all natural persons executing documents have the legal capacity to do so, (b) all signatures on all documents that we have examined are genuine, (c) all documents submitted to us as originals are authentic, (d) all copies reviewed by us conform to the originals, (e) the Warrants have been duly authorized, executed and delivered, (f) a sufficient number of shares of the Common Stock has been authorized and reserved for issuance upon exercise of the Warrants, (g) the consideration for the issuance of shares of the Warrant Shares upon the exercise of the Warrants shall not be less than the par value of such Warrant Shares, (h) there will not have occurred any change in the law affecting the validity or enforceability of the Warrants, and (i) none of the terms of the Warrants or the compliance by the Company with the terms of the Warrants will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     As to all questions of fact material to the opinions specified herein, we have relied, without independent inquiry, upon statements of officers of the Company. With respect to certificates of public officials, we have assumed that all such certificates are accurate and properly given and have relied on the factual matters set forth in such certificates.

     Based on the foregoing, and subject to the assumptions, exceptions, and qualifications set forth herein, we are of the opinion that:

     1. The Warrants constitute the valid and binding obligations of the Company enforcable against the Company in accordance with their terms, subject to any limitations imposed by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium, or other similar laws affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     2. When issued and delivered upon the exercise of the Warrants and full payment of the exercise price thereof or net exercise pursuant to Section 2.2 of the Warrants, all in accordance with the terms of the Warrants, the Warrant Shares will, when so delivered, be legally and validly issued, fully paid and non-assessable.

     This opinion letter is intended solely for the Company’s use in connection with the registration of the Warrants and the Warrant Shares pursuant to the Registration Statement and may not be relied upon for any other purpose or by any other person. This opinion letter may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena. This opinion letter is limited to the matters expressly stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein. This opinion letter is rendered as of the date hereof, and we assume no obligation to update or

World Airways, Inc.
April 7, 2004

supplement such opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur.

     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and the use of our name as the same appears under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Powell, Goldstein, Frazer & Murphy LLP

Powell, Goldstein, Frazer & Murphy LLP